nStor Technologies, Inc. Completes
Initial Purchase Of Andataco Shares And Note

Raises $3.5 Million In Private Placement Of Preferred Stock

Management Expects Annualized Revenues To Exceed $140 Million Before Year-
End

LAKE MARY, Fla.--(BUSINESS WIRE)--June 9, 1999--nStor Technologies, Inc. (AMEX:
"NSO"), a leading manufacturer of information storage management solutions, today announced that it has completed the purchase of approximately 75% of Andataco, Inc. (OTC BB: "ANDA") and a note owed by Andataco in the amount of $5,100,000, for a total purchase price of $10.4 million. The Andataco shares and note were acquired from Mr. David Sykes, President of Andataco, Inc.

Terms of the acquisition included a cash payment of $500,000, along with the issuance to Mr. Sykes of a 9.5% promissory note in the amount of $5.1 million (due June 2004) and $4.7 million of preferred stock convertible into 1,551,000 shares of nStor common stock, based on a price of $3.00 per share. Mr. Sykes also received three-year warrants which entitle him to purchase an additional 155,000 shares of nStor common stock at a price of $3.30 per share.

nStor also announced that the Company raised $3.5 million in working capital in a private placement of newly-issued preferred stock (convertible into 1,166,667 shares of nStor common stock, based on a price of $3.00 per share) and three-year warrants for the purchase of 116,667 shares of nStor common stock at a price of $3.30 per share. A privately-owned company affiliated with H. Irwin Levy, Chairman of nStor Technologies, Inc., purchased $1.5 million of preferred stock in the private placement.

Headquartered in San Diego, California, Andataco, Inc. designs, manufacturers and distributes information storage solutions based in its Application-Specific Architecture for Windows NT and UNIX environments. For the fiscal year ended October 31, 1998, the Company reported revenues of $77.5 million. With sales offices and business affiliates in the U.S., Europe, Asia, Latin America, Canada and Australia, Andataco markets its products worldwide to Fortune 1000 and emerging technology companies.

nStor intends to acquire the remaining outstanding shares of Andataco, for an amount to be determined by an independent valuation of the Andataco shares, in a transaction which should be completed by September 30, 1999.

"We believe the combination of nStor's technology with Andataco's strong sales organization, under the direction of David Sykes, will expand the revenues of both companies," commented Lawrence Steffann, President of nStor Technologies, Inc. "We are delighted that Mr. Sykes, under a three-year employment agreement, will utilize his 20 years of sales experience in the information storage industry to position the company to fully participate in its rapidly-growing target markets."


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Mr. Sykes noted that "nStor's products, along with its newly-developed
AdaptiveRAID(R) technology, should provide a platform for long-term impressive expansion in revenue and earnings for the combined companies."

Mr. Steffann estimated that "revenues for the combined companies should reach a $120 million annualized rate during the third quarter of 1999 and should exceed a $140 million annualized rate in the fourth quarter. Due to integration and consolidation issues, it is difficult to project operating results for the third quarter with any certainty. However, cash flow - as measured by EBITDA (earnings before interest, taxes, depreciation and amortization) - is expected to be positive in this year's third quarter and should approximate ten cents per diluted share in the final quarter of the year. nStor's second quarter revenues will substantially exceed first quarter levels, even though revenues were adversely affected by delays in the delivery of our new storage products. Deliveries commenced during the fourth week of May."

nStor Corporation, a wholly owned subsidiary of nStor Technologies, Inc. (AMEX:
"NSO"), is a leading global manufacturer and supplier of high availability, high-performance information storage solutions, including external RAID solutions, desktop storage system, advanced storage management software and AdaptiveRAID(R) technology. nStor products are marketed through a worldwide network of OEMs and distributors. nStor's home office is located in Lake Mary (near Orlando), Florida, with remote sales offices located throughout the U.S., Europe, the Asia/Pacific-Rim and Latin America. nStor is a member of the Fibre Channel Community (FCC), the Storage Networking Industry Alliance (SNIA) and the RAID Advisory Board (RAB). Additional information about nStor and its products can be found on the World Wide Web at http://www.nstor.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

nSTOR Corporation
Mark F. Levy,  (561) 640-3133
         or
RJ Falkner & Company, Inc.
Investor Relations Counsel,  (800) 377-9893